Exhibit 99.1

CERTIFICATION

The undersigned, the President and Chief Executive Officer of Hudson River Bancorp, Inc. (“the Company”), hereby certifies in his capacity as an officer that the Annual Report of the Company on Form 10-K for the period ended March 31, 2003 fully complies with the requirements of Section 13(a) and Section 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

6/26/03	/s/Carl A. Florio

Date	Carl A. Florio Chief Executive Officer

A signed original of this written statement required by Section 906 has been provided to Hudson River Bancorp, Inc. and will be retained by Hudson River Bancorp, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.